EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the use of our name included or incorporated by reference in this Current Report on Form 8-K dated June 15, 2012 of Superior Energy Services, Inc. (the Current Report), and to the incorporation of our report of estimates of reserves and present value of future net revenue as of December 31, 2010 and 2011 (our Report) into the Current Report. In addition, we hereby consent to the use of our name included or incorporated by reference and to our Report in Superior Energy Services, Inc.’s Registration Statements on Form S-8 and Form S-4 (Registration Nos. 333-125316, 333-116078, 333-101211, 333-33758, 333-43421, 333-12175, 333-136809, 333-146237, 333-144394, 333-161212, 333-174972, and 333-177679).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

June 15, 2012